Exhibit 99.1

FTD Companies, Inc. Announces Third Quarter 2016 Financial Results

DOWNERS GROVE, Ill. — November 7, 2016 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the third quarter and nine months ended September 30, 2016.

“Our performance for the quarter showed improved segment operating income, reflecting our ongoing cost management discipline,” commented Christopher W. Shean, FTD’s Interim President and Chief Executive Officer. “With our combination of world class brands and a talented management team, we believe that we are well positioned to more aggressively pursue growth strategies across our floral and gifting businesses. As part of our strategies, we intend to strengthen and differentiate the market positions of ProFlowers as a leader in providing consumers with great value, fresh flowers, and FTD as a leader in premium flowers, celebrating the artistry of our member florists. Our goal is to achieve the appropriate balance between revenue growth and profitability through our strategic initiatives.”

Third Quarter Results

Consolidated revenues were $173.2 million for the third quarter of 2016, compared to $188.5 million for the third quarter of 2015. Changes in foreign currency exchange rates negatively impacted 2016 third quarter revenues by $5.7 million. Consumer revenues in the third quarter of 2015 included $4.1 million of revenues related to gift card and voucher breakage (“breakage”), as previously reported. The decrease in consolidated revenues for the third quarter of 2016 compared to 2015 was more modest excluding the impact of these items and was driven by a decrease in revenues in the Consumer and Provide Commerce segments, partially offset by an increase in revenues in the International segment, excluding foreign currency fluctuations. Revenues in the Florist segment in the third quarter of 2016 were relatively flat compared to the prior year period.

Net loss was $10.0 million for the third quarter of 2016, compared to a net loss of $16.5 million for the third quarter of 2015. Adjusted Net Income for the third quarter of 2016 was $4.9 million, compared to $2.7 million for the same period of the prior year. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, and restructuring and other exit costs.

Adjusted EBITDA was $14.7 million, or 8.5% of consolidated revenues, for the third quarter of 2016, compared to $12.4 million, or 6.6% of consolidated revenues, for the third quarter of 2015. As noted above, the third quarter of 2015 included $4.1 million of revenues and operating income related to breakage. Adjusted EBITDA was $8.3 million for the third quarter of 2015, or 4.5% of consolidated revenues, excluding breakage. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Nine Month Results

Consolidated revenues were $842.3 million for the nine months ended September 30, 2016, compared to $922.1 million in the nine months ended September 30, 2015. The decrease in consolidated revenues compared to the prior year period was due to a decrease in revenues in the Provide Commerce and Consumer segments, partially offset by an increase in revenues in the Florist and International segments, excluding foreign currency fluctuations. Changes in foreign currency exchange rates negatively impacted revenues by $11.0 million for the first nine months of 2016.

Net income was $4.2 million for the nine months ended September 30, 2016, compared to $3.4 million for the nine months ended September 30, 2015. Adjusted Net Income was $43.3 million for the first nine months of 2016, compared to $44.7 million for the same period of the prior year.

Adjusted EBITDA was $91.1 million, or 10.8% of consolidated revenues, for the first nine months of 2016, compared to $93.2 million, or 10.1% of consolidated revenues, for the same period of the prior year. As noted above, the Company recognized $4.1 million in revenues and Adjusted EBITDA related to breakage in the third quarter of 2015.

Segment Results

Consumer Segment: Consumer segment revenues for the third quarter of 2016 decreased 13.9% to $51.3 million, compared to $59.6 million in the third quarter of 2015. Excluding the breakage recorded in the third quarter of 2015, Consumer segment revenues for the third quarter of 2016 decreased 7.5%. This decline was primarily due to an 8.6% decrease in consumer orders, partially offset by a $0.57, or 0.8%, increase in average order value to $74.58. Consumer segment operating income for the third quarter of 2016 was $5.1 million, or 9.9% of segment revenues, compared to $9.6 million, or 16.2% of segment revenues, in the third quarter of 2015. Excluding breakage, consumer segment operating income in the third quarter of 2015 was $5.5 million, or 10.0% of segment revenues.

Consumer segment revenues for the first nine months of 2016 decreased 10.0% to $220.9 million, compared to $245.3 million in the first nine months of 2015. Excluding the breakage recorded in 2015, Consumer segment revenues for the first nine months of 2016 decreased 8.4%. This decline was primarily due to a 10.2% decrease in consumer orders, partially offset by a $1.18, or 1.7%, increase in average order value to $72.04. In 2016, consumer order volume was negatively impacted by the Sunday timing of the Valentine’s Day holiday and a decline in certain corporate partner programs such as sympathy and group buying. Consumer segment operating income was $22.5 million, or 10.2% of segment revenues, for the nine months ended September 30, 2016, compared to $28.0 million, or 11.4% of segment revenues, for the prior year period. Excluding breakage, consumer segment operating income in the first nine months of 2015 was $23.9 million, or 9.9% of segment revenues.

Provide Commerce Segment: Provide Commerce segment revenues for the third quarter of 2016 decreased 5.5% to $57.1 million, compared to $60.5 million for the third quarter of 2015, primarily driven by an 8.3% decrease in consumer orders, that was partially offset by a $1.15, or 2.4%, increase in average order value to $49.78. The decline in segment revenues was due to a decline in the ProFlowers and Gourmet Foods businesses of 11.8% and 1.9%, respectively, partially offset by an increase in the Personal Creations business revenues of 11.3% compared to the prior year quarter. Provide Commerce segment operating loss was $1.8 million for the third quarter of 2016, compared to an operating loss of $5.7 million for the prior year quarter.

Provide Commerce segment revenues for the first nine months of 2016 decreased 11.2% to $390.8 million, compared to $440.2 million for the first nine months of 2015. This decrease was primarily driven by an 11.6% decrease in consumer orders. Average order value for the segment of $49.48 was essentially flat compared to the prior year period. The decline in revenues in the Provide Commerce segment for the 2016 period was driven by a 17.5% and 3.0% decline in the ProFlowers and Gourmet Foods businesses, respectively, partially offset by an 8.5% increase in the Personal Creations business. Provide Commerce segment revenues for 2016 were negatively impacted by the Sunday timing of the Valentine’s Day holiday referenced above. Provide Commerce segment operating income was $27.4 million, or 7.0% of segment revenues, for the nine months ended September 30, 2016, compared to $29.3 million, or 6.7% of segment revenues, for the prior year period.

Florist Segment: Florist segment revenues for the third quarter of 2016 decreased $0.2 million, or 0.4%, to $36.6 million, compared to $36.8 million for the third quarter of 2015. This decrease was due to a decrease in product revenues of $0.4 million, partially offset by an increase in services revenues of $0.2 million. Florist segment operating income was $11.4 million, or 31.0% of segment revenues, for the third quarter of 2016, compared to $10.1 million, or 27.4% of segment revenues, for the third quarter of 2015. Average revenues per member increased 5.5% to $3,233 for the third quarter of 2016, compared to $3,064 for the prior year quarter.

Florist segment revenues for the first nine months of 2016 increased $1.0 million, or 0.8%, to $127.0 million, compared to $125.9 million in the first nine months of 2015. This increase was due to higher services revenues of $2.1 million, partially offset by a $1.1 million decrease in product revenues. Florist segment operating income was $36.7 million, or 28.9% of segment revenues, for the nine months ended September 30, 2016, compared to $36.3 million, or 28.8% of segment revenues, for the prior year period. Average revenues per member increased 7.2% to $10,874 for the first nine months of 2016, compared to $10,144 for the prior year period.

International Segment: International segment revenues for the third quarter of 2016 were $31.6 million, compared to $35.5 million for the third quarter of 2015. On a constant currency basis, International segment revenues increased 4.8%, or $1.7 million, driven by a 2.6% increase in consumer orders and a 2.2% increase in average order value, which was $46.32 for the quarter. International segment operating income was $4.1 million, or 13.1% of segment revenues, for the third quarter of 2016, compared to $3.5 million, or 9.7% of segment revenues, for the prior year quarter. On a constant currency basis, International segment operating income increased $1.4 million for the third quarter compared to the prior year period.

International segment revenues for the first nine months of 2016 were $117.7 million, compared to $124.7 million in the first nine months of 2015. On a constant currency basis, International segment revenues increased 3.2%, or $4.0 million, driven by a 3.0% increase in average order value, which was $48.90 for the nine-month period ended September 30, 2016. International segment operating income was $16.2 million, or 13.7% of segment revenues, for the nine months ended September 30, 2016, compared to $15.3 million, or 12.2% of segment revenues, for the prior year period. On a constant currency basis, International segment operating income increased $2.4 million for the nine months ended September 30, 2016 compared to the prior year period.

Balance Sheet and Cash Flow Highlights

Net cash used for operating activities was $3.2 million for the nine months ended September 30, 2016, compared to net cash used for operating activities of $2.7 million for the prior year period. Free Cash Flow was a use of $11.6 million for the nine months ended September 30, 2016, compared to Free Cash Flow of $0.6 million generated in the prior year period. Use of cash during the third quarter is consistent with historical seasonal cash flows for the Provide Commerce business.

Cash and cash equivalents were $16.2 million as of September 30, 2016, compared to $57.9 million as of December 31, 2015. Excluding debt issuance costs, debt outstanding as of September 30, 2016 was $285.0 million, compared to $300.0 million as of December 31, 2015.

Under the Company’s existing stock repurchase program, the Company has repurchased 0.45 million shares in the nine-month period ended September 30, 2016 at an aggregate cost of $12.0 million.

Executive Leadership Change

On Friday, November 4, 2016, the Company announced that Christopher W. Shean, one of the Company’s directors, was appointed interim President and Chief Executive Officer, effective immediately. Mr. Shean succeeds Robert S. Apatoff who has stepped down from these positions and the FTD Board of Directors. Mr. Apatoff will continue in a transitional advisory role to the Company through December 31, 2016.

In conjunction with this leadership change, the Company has also created an Office of the Chief Executive Officer, comprised of Becky A. Sheehan, Executive Vice President and Chief Financial Officer, Helen Quinn, Executive Vice President, U.S. Consumer Floral, and Scott D. Levin, Executive Vice President, General Counsel and Secretary, all of whom will report directly to Mr. Shean. The Board will conduct a formal executive search for the position of Chief Executive Officer.

Business Outlook

For the full year 2016, the Company is updating its outlook. The Company now expects the following:

•	Consolidated revenues to decline 7% to 8% on a reported basis, or 5% to 6% on a constant currency basis, compared to $1.22 billion of revenues in 2015
•	Net income of approximately $5 million to $7 million, excluding costs associated with Mr. Apatoff’s employment agreement
•	Consolidated Adjusted EBITDA of approximately $121 million to $123 million, representing Adjusted EBITDA margin of approximately 11%
•	Capital expenditures of approximately $20 million
•	Amortization of intangible assets of approximately $61 million, in line with 2015
•	Stock-based compensation expense of approximately $14 million, excluding expense associated with Mr. Apatoff’s employment agreement

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts its profitability and cash flows from operations on a quarterly basis. The Company anticipates positive Consolidated Adjusted EBITDA in every quarter of 2016 and positive Free Cash Flow for full year 2016. Due to a variety of factors, however, actual results may differ significantly from the outlook provided. Factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.”

Conference Call

The Company will be hosting a conference call today, November 7, 2016, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through November 21, 2016.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13647858.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 40,000 floral shops in nearly 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct™, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Non-GAAP Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP measures: Adjusted EBITDA, Adjusted Net Income and Free Cash Flow as measures of certain components of financial performance. The Company’s definitions of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow, as set forth below, may be modified from time to time.

Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation and amortization), tax consequences, other non-operating items and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.

Management also believes that Adjusted Net Income provides a useful measure of performance that facilitates period-to-period comparisons because it excludes non-cash items and other items that do not necessarily arise as part of the normal day-to-day operations of the Company and could distort an analysis of trends in business performance.

Further, management believes that Free Cash Flow provides a relevant measure of the Company’s liquidity in evaluating its financial performance and ability to generate cash without additional external financing in order to repay debt obligations, repurchase shares and fund acquisitions or other business initiatives.

Management believes that presenting these non-GAAP financial measures provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its businesses.

In addition to the use of these non-GAAP measures by management for the purposes outlined above, the Company believes Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are measures widely used by securities analysts, investors and others to evaluate the financial performance of the Company and its competitors.

Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, interest expense, income taxes and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA and Free Cash Flow do not reflect capital expenditures and other investing activities and should not be considered by themselves as measures of the Company’s liquidity. An additional limitation associated with Adjusted EBITDA and Adjusted Net Income is that the measures do not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of these non-GAAP financial measures is that they do not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, interest and income tax expenses, capital expenditures, stock-based compensation and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.

A further limitation associated with the use of these measures is that the terms “Adjusted EBITDA,” “Adjusted Net Income” and “Free Cash Flow” do not have standardized meanings. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures: net income, directly ahead of Adjusted EBITDA and Adjusted Net Income; and Cash Provided by Operations, directly ahead of Free Cash Flow, within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

The Company also presents certain results for the International segment on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. The Company’s International segment operates principally in the U.K. Management monitors sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com, www.proflowers.com, www.berries.com, and www.personalcreations.com websites, associated mobile sites and applications, the 1-800-SEND-FTD telephone number and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk, www.flyingflowers.co.uk and www.interflora.ie websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked in their local currency, the U.S. Dollar for both the Consumer and Provide Commerce segments, and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill and intangible assets.

Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses related to deal bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs directly associated with integration projects.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges and gains, and cash paid for restructuring and other exit costs.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, loss on extinguishment of debt, and impairment of goodwill and intangible assets.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Consumer segment	$51,298	$59,573	$220,887	$245,295
Provide Commerce segment	57,112	60,465	390,751	440,249
Florist segment	36,605	36,753	126,955	125,922
International segment	31,601	35,538	117,697	124,700
Intersegment eliminations	(3,462)	(3,810)	(13,963)	(14,065)
Total revenues	173,154	188,519	842,327	922,101

Operating expenses:
Cost of revenues	108,243	118,267	532,234	582,719
Sales and marketing	35,012	38,249	168,885	185,299
General and administrative	25,745	30,252	83,378	92,750
Amortization of intangible assets	15,240	15,317	45,873	46,054
Restructuring and other exit costs	612	1,495	2,230	5,907
Total operating expenses	184,852	203,580	832,600	912,729

Operating income/(loss)	(11,698)	(15,061)	9,727	9,372
Interest expense, net	(2,294)	(2,328)	(6,863)	(6,995)
Other income/(expense), net	(9)	131	1,804	557

Income/(loss) before income taxes	(14,001)	(17,258)	4,668	2,934
Provision/(benefit) for income taxes	(4,028)	(779)	447	(440)

Net income/(loss)	$(9,973)	$(16,479)	$4,221	$3,374

Earnings/(loss) per common share:
Basic earnings/(loss) per share	$(0.36)	$(0.57)	$0.15	$0.12
Diluted earnings/(loss) per share	$(0.36)	$(0.57)	$0.15	$0.11

Average Shares Outstanding:
Basic	27,386	28,667	27,560	28,857
Diluted	27,386	28,667	27,612	28,909

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$16,192	$57,892
Accounts receivable, net	26,696	28,177
Inventories	27,517	25,611
Property and equipment, net	58,078	64,753
Intangible assets, net	289,727	340,559
Goodwill	551,208	561,656
Other assets (a)	35,702	43,080
Total assets	$1,005,120	$1,121,728
LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$84,839	$157,728
Debt (a)	280,966	294,946
Deferred tax liabilities, net	97,489	112,769
Other liabilities	13,670	15,059
Total liabilities	476,964	580,502
Total equity	528,156	541,226
Total liabilities and equity	$1,005,120	$1,121,728

(a) - During the first quarter of 2016, the company adopted the accounting guidance related to the presentation of debt issuance costs. The December 31, 2015 balance sheet includes a reclassification of $5.1 million of debt issuance costs from Other Assets to Debt.

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income/(loss)	$(9,973)	$(16,479)	$4,221	$3,374
Adjustments to reconcile net income/(loss) to net cash used for operating activities:
Depreciation and amortization	20,986	21,352	63,502	63,265
Impairment of fixed assets	—	—	398	1,282
Stock-based compensation	3,323	3,864	10,803	8,204
Provision for doubtful accounts receivable	128	406	2,936	1,315
Amortization of debt issue costs	340	340	1,020	1,020
Deferred taxes, net	(5,584)	(4,812)	(14,519)	(9,108)
Excess tax (benefits) shortfalls from equity awards	714	28	408	(311)
Gains on life insurance	—	—	(1,583)	—
Other, net	16	15	76	44
Changes in operating assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable, net	(2,488)	(3,028)	(1,791)	2,592
Inventories	(4,437)	(5,912)	(2,025)	(2,922)
Prepaid expenses and other assets	779	1,382	5,623	8,828
Accounts payable and accrued liabilities	(26,331)	(19,264)	(72,996)	(59,951)
Income taxes receivable or payable	(3,058)	(1,895)	1,982	(11,462)
Other liabilities	(1,696)	(6,097)	(1,247)	(8,874)
Net cash used for operating activities	(27,281)	(30,100)	(3,192)	(2,704)
Cash flows from investing activities:
Purchases of property and equipment	(3,842)	(3,228)	(12,018)	(10,760)
Proceeds from life insurance	1,002	—	1,946	—
Cash paid for acquisitions, net of cash acquired	—	—	—	(9,935)
Net cash used for investing activities	(2,840)	(3,228)	(10,072)	(20,695)
Cash flows from financing activities:
Payments on long-term debt	(5,000)	(5,000)	(15,000)	(35,000)
Exercise of stock options and purchases from employee stock plans	—	—	1,304	485
Repurchases of common stock	(3,868)	—	(13,680)	(22,021)
Excess tax benefits (shortfalls) from equity awards	(714)	(28)	(408)	311
Net cash used for financing activities	(9,582)	(5,028)	(27,784)	(56,225)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(204)	(424)	(652)	(872)

Change in cash and cash equivalents	(39,907)	(38,780)	(41,700)	(80,496)

Cash and cash equivalents, beginning of period	56,099	53,879	57,892	95,595

Cash and cash equivalents, end of period	$16,192	$15,099	$16,192	$15,099

Supplemental Cash Flow Information:

Cash paid for interest	$2,163	$1,967	$5,764	$6,088
Cash paid for income taxes, net	4,487	6,494	12,688	20,696
Cash paid for restructuring and other exit costs	692	937	1,994	4,392
Cash (received)/paid for litigation and dispute settlements	(758)	540	(394)	2,822
Cash paid for transaction-related costs	1,378	1,854	2,043	6,852

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Consumer:
Segment revenues	$51,298	$59,573	$220,887	$245,295
Segment operating income (1)	$5,059	$9,641	$22,457	$27,995
Consumer orders (2)	645	706	2,890	3,217
Average order value (3)	$74.58	$74.01	$72.04	$70.86

Provide Commerce:
Segment revenues	$57,112	$60,465	$390,751	$440,249
Segment operating income/(loss) (1)	$(1,847)	$(5,679)	$27,406	$29,307
Consumer orders (2)	1,115	1,216	7,780	8,801
Average order value (3)	$49.78	$48.63	$49.48	$49.60

Florist:
Segment revenues	$36,605	$36,753	$126,955	$125,922
Segment operating income (1)	$11,362	$10,067	$36,722	$36,327
Average revenues per member (4)	$3,233	$3,064	$10,874	$10,144

International:
Segment revenues (in USD)	$31,601	$35,538	$117,697	$124,700
Segment revenues (in GBP)	£24,045	£22,941	£84,133	£81,554
Segment operating income (in USD) (1)	$4,130	$3,460	$16,158	$15,260
Consumer orders (2)	560	546	1,979	1,972
Average order value (in USD) (3)	$46.32	$53.45	$48.90	$51.89
Average order value (in GBP) (3)	£35.27	£34.51	£34.98	£33.95
Average currency exchange rate: GBP to USD	1.31	1.55	1.40	1.53

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME/(LOSS) TO NET INCOME/(LOSS)

AND NET INCOME/(LOSS) TO ADJUSTED EBITDA

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Segment Operating Income/(Loss) (1) :
Consumer	$5,059	$9,641	$22,457	$27,995
Provide Commerce	(1,847)	(5,679)	27,406	29,307
Florist	11,362	10,067	36,722	36,327
International	4,130	3,460	16,158	15,260
Unallocated expenses	(9,416)	(11,198)	(29,514)	(36,252)
Depreciation and amortization	(20,986)	(21,352)	(63,502)	(63,265)
Operating income/(loss)	(11,698)	(15,061)	9,727	9,372

Interest expense, net	(2,294)	(2,328)	(6,863)	(6,995)
Other income/(expense), net	(9)	131	1,804	557
(Provision)/benefit for income taxes	4,028	779	(447)	440
Net income/(loss) (GAAP Basis)	$(9,973)	$(16,479)	$4,221	$3,374

Net income/(loss) (GAAP Basis)	$(9,973)	$(16,479)	$4,221	$3,374
Interest expense, net	2,294	2,328	6,863	6,995
Provision/(benefit) for income taxes	(4,028)	(779)	447	(440)
Depreciation and amortization	20,986	21,352	63,502	63,265
Stock-based compensation	3,323	3,864	10,803	8,204
Transaction-related costs	1,056	1,108	2,313	6,338
Litigation and dispute settlement charges/(gains)	427	(446)	740	(446)
Restructuring and other exit costs	612	1,495	2,230	5,907
Adjusted EBITDA (5)	$14,697	$12,443	$91,119	$93,197

RECONCILIATION OF NET CASH USED FOR OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net cash used for operating activities (GAAP Basis)	$(27,281)	$(30,100)	$(3,192)	$(2,704)
Capital expenditures	(3,842)	(3,228)	(12,018)	(10,760)
Cash paid for transaction-related costs	1,378	1,854	2,043	6,852
Cash (received)/paid for litigation and dispute settlements	(758)	540	(394)	2,822
Cash paid for restructuring and other exit costs	692	937	1,994	4,392
Free Cash Flow (6)	$(29,811)	$(29,997)	$(11,567)	$602

RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED NET INCOME

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income/(loss), as reported (GAAP Basis)	$(9,973)	$(16,479)	$4,221	$3,374
Stock-based compensation	3,323	3,864	10,803	8,204
Amortization of intangible assets	15,240	15,317	45,873	46,054
Transaction-related costs	1,056	1,108	2,313	6,338
Litigation and dispute settlement charges/(gains)	427	(446)	740	(446)
Restructuring and other exit costs	612	1,495	2,230	5,907
Income tax effect of adjustments to net income/(loss)	(5,808)	(2,191)	(22,869)	(24,714)
Adjusted Net Income (7)	$4,877	$2,668	$43,311	$44,717